Exhibit 23.3

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Deep Down, Inc.
Houston, Texas

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-1/A (Amendment No. 3) of our report dated March 31, 2008, except for Note 14 which is dated March 30, 2009, relating to the consolidated financial statements of Deep Down, Inc. for the year ended December 31, 2007 and period from inception of June 29, 2006 to December 31, 2006 (Successor) and the period from  January 1, 2006 to November 20, 2006 (Predecessor) .

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 9, 2009